EXHIBIT 99.1

December 1, 2020

GWSO ACHIEVES BREAKTHROUGH IN RESEARCH OF NEW BATTERIES FOR ELECTRIC VEHICLES

The research and development department of Global Warming Solutions, Inc. (OTC MARKETS: GWSO), has found a very cost-effective way of producing a solid electrolyte for batteries that can be used for EV. The company has already started laboratory testing of the battery’s electrochemical cells.

The company’s approach in developing a new type of battery used in EV will be based on sodium as an active material in the battery anodes versus lithium which is more commonly used. Sodium has a number of advantages over lithium e.g.; resources for its production are immeasurably larger and its price on the market is ten times lower than that of lithium. In addition, the battery cathode does not contain scarce cobalt. This opens up opportunities for rapid growth in both development, and battery production for electric vehicles by costing much less than usual.

The company is in the final stages of filing a worldwide patent application for a new EV technology based on this sodium-based device.

“The first results we are seeing in our laboratory tests of new electrochemical cells are very encouraging,” says Artem Madatov, GWSO chief scientist. Calculations based on measurements of the cell characteristics showed a battery capacity of 8 MJ / kg. This means that with a battery weight of 300 kg (661 lbs.), a light truck can travel for about 750 miles on a single charge. Another important feature of our battery is the absence of the so-called “memory effect.” E.g.; during long-term operation of the battery, its electrical capacity does not decrease. Durability of the cathode and anode will allow recharging the battery about 2000 times. Thus, operating an EV for 1,500,000 miles will not require a battery change.

GWSO Chief Executive Officer Dr. Vladimir Vasilenko noted that the low cost of sodium batteries has expanded the market for the sale of our new product. In addition to the electric car industry, other market niches are opening up, such as major capacity batteries for electric ocean-going ships, electric boats and yachts. Existing markets, such as the market for stationary electrical energy storage, will also expand significantly. At the same time, the development of battery production will not be limited by the rate of lithium supply. “We plan to double the sales of our products year over year,” said Dr. Vasilenko.

To learn more about Global Warming Solutions, Inc. Visit: http://www.gwsogroup.com

Forward-Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent the Company’s current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the opinions of the Company’s management only as of the date of this release. Please keep in mind that the Company is not obligating itself to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: potential, expect, look forward, believe, dedicated, building, or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by the Company herein are often discussed in filings the Company makes with the United States Securities and Exchange Commission (SEC) available at www.sec.gov and on the Company’s website at https://www.gwsogroup.com.

Contact:

Vladimir Vasilenko
CEO
Global Warming Solutions, Inc.
Vladimir@gwsogroup.com